TSR, INC. AND SUBSIDIARIES
                                   EXHIBIT 23
                             TO REPORT ON FORM 10-K
                         FISCAL YEAR ENDED MAY 31, 1999

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
     and Stockholders
TSR, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-46755) on Form S-3 and registration statement (No. 333-47531) on Form S-8 of TSR, Inc. of our report dated July 20, 1999 relating to the consolidated balance sheets of TSR, Inc. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1999, which report appears in the May, 31 1999 annual report on Form 10-K of TSR, Inc.

                                                         KPMG LLP

Melville, New York
August 18,1999


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